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                                                                     EXHIBIT 2.3



                               SECOND AMENDMENT TO
                            STOCK PURCHASE AGREEMENT

         This SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT, dated as of September 30, 1998 (this "Second Amendment"), is made and entered into by and between PACIFICARE HEALTH PLAN ADMINISTRATORS, INC., an Indiana corporation, as seller ("Seller"), and ELAN HEALTH PARTNERS LLC, a Utah limited liability company, as buyer ("Buyer"), with reference to the following facts:

                                    PREAMBLE

         A. On or about July 6, 1998, Buyer and Seller entered into that certain Stock Purchase Agreement pursuant to which Buyer agreed to purchase all of the issued and outstanding shares of capital stock of PacifiCare of Utah, Inc. (the "Company") and Seller agreed to sell such capital stock to Buyer (the "Stock Purchase Agreement").

         B. On or about September 30, 1998, Buyer and Seller entered into that certain First Amendment to Stock Purchase Agreement to amend certain terms and provisions of the Stock Purchase Agreement (the "First Amendment").

         C. Buyer and Seller mutually desire to further amend the Stock Purchase Agreement in accordance with the terms of this Second Amendment.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

         1. Amendments to the Stock Purchase Agreement. The Stock Purchase Agreement is hereby amended as follows:

            1.1 Section 1.1 of the Stock Purchase Agreement is amended by adding the following sentence to the definition of "Final Balance Sheet":

         "For the purposes of this Agreement, the determination of the Final Balance Sheet shall not take into consideration the delivery of the Deposit to the Company, the Elan Subordinated Loan, or the PacifiCare Subordinated Loan."

            1.2 Section 1.1 of the Stock Purchase Agreement is amended by deleting the definition of "Health Benefit Plans" in its entirety and substituting the following definition therefor:

         "Health Benefit Plan(s): One or more of the various health benefit plans or products offered, sold, or maintained by the Company which involve the Company's arrangement, delivery, provision, and/or payment under



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         its HMO license of health care services or benefits to individuals enrolled in such plans or products (including, without limitation, a commercial prepaid health plan, a commercial point-of-service plan, a Medicare-risk plan, an individual plan, or a dental product)."

            1.3 Section 1.1 of the Stock Purchase Agreement is amended by deleting the definition of "IBNR Claims" its entirety.

            1.4 Section 1.1 of the Stock Purchase Agreement is amended by deleting the definition of "IBNR Run-Out Period" in its entirety.

            1.5 Section 1.1 of the Stock Purchase Agreement is amended by adding the following new definitions:

                  "Covered Services: Services or treatment furnished by a Provider that is covered under a Health Benefit Plan of the Company.

                  IBNP Claims: Incurred but not paid Provider claims liability of the Company for Covered Services furnished on or before the Final Balance Sheet Date to Members for which an invoice or billing has been received by the Company or its processing agent on or before the Final Balance Sheet Date, but not paid on or before the Final Balance Sheet Date; provided that, with respect to the incurred but not paid claims payable to Providers who or which have a written agreement with the Company, or one of the Company's other Providers, such claims are adjudicated in an amount determined in accordance with such written agreement.

                  IBNR Claims: Incurred but not reported Provider claims liability of the Company for Covered Services furnished on or before the Final Balance Sheet Date to Members for which no invoice or billing has been received by the Company or its processing agent on or before the Final Balance Sheet Date; provided that (i) with respect to these incurred but not reported claims payable to Providers who or which have a written agreement with the Company, or one of the Company's other Providers, such claims are (a) adjudicated in an amount determined in accordance with such written agreement and (b) presented for payment to the Company or its processing agent during the Incurred Claims Run-Out Period, and (ii) with respect to incurred but not reported claims payable to Providers who or which do not have such a written agreement, such claims are presented for payment to the Company or its processing agent prior to the expiration of the Incurred Claims Run-Out Period.

                  Incurred Claims: IBNR Claims and/or IBNP Claims; provided, however, that Incurred Claims shall not include Provider claims




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         (including claims for vision services) which are adjudicated, processed, or paid by the Company on behalf of capitated providers who were at the applicable time financially at risk for such Provider claims, irrespective of the dates of service of such Provider claims; provided, further, however, that with respect to Incurred Claims which relate to the provision of Covered Services (e.g., in-patient hospital stays, stays in skilled nursing facilities, or physical therapy) for a period of time which includes both (i) Covered Services on or before the Final Balance Sheet Date and (ii) Covered Services furnished after the Final Balance Sheet Date, Seller will only be responsible for the Incurred Claim to the extent that it relates to services or treatment furnished or rendered on or before the Final Balance Sheet Date, notwithstanding any provision to the contrary contained in this Agreement, and the remainder of such claim will be the responsibility of the Company.

                  Incurred Claims Run-Out Period: The eighteen (18) month period following the Closing Date."

            1.6 The Stock Purchase Agreement is amended by replacing the defined term "IBNR Claim(s)" with the newly defined term "Incurred Claim(s)" in each instance where the former term appears in the Stock Purchase Agreement.

            1.7 The Stock Purchase Agreement is amended by replacing the defined term "IBNR Claims Run-Out Period" with the newly defined term "Incurred Claims Run-Out Period" in each instance where the former term appears in the Stock Purchase Agreement.

            1.8 Section 1.1 of the Stock Purchase Agreement is amended by deleting the final sentence in the definition of "Preliminary Balance Sheet" in its entirety and substituting the following sentence therefor:

         "The Preliminary Balance Sheet will be based on the unaudited balance sheet of the Company as of August 31, 1998."

                  1.9 Section 2.2 (a) of the Stock Purchase Agreement is deleted in its entirety and the following provisions are substituted therefor:

                  "(a) Execution Date. Concurrent with the execution of this Agreement by the parties, Buyer shall tender the Deposit to Seller. The Deposit shall not be refundable for any reason except in the event of a failure to complete and consummate the purchase and sale of the Shares under this Agreement due solely to Seller's material breach of this Agreement. In the event that the Deposit does become refundable, Seller shall return the Deposit to Buyer, together with interest which has accrued thereon at the Interest Rate from the date of the Deposit's receipt



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         through the date of the Deposit's return. Notwithstanding the foregoing, in the event that the sale of the Shares to Buyer is consummated as contemplated under this Agreement, then Seller shall (i) deliver to the Company the Deposit, for the benefit and account of Buyer and for the purpose of funding the Elan Subordinated Loan , and
         (ii) tender to Buyer the interest which has accrued on the Deposit at the Interest Rate from the date of the Deposit's receipt by Seller through the date of the Deposit's delivery to the Company."

            1.10 Section 3.5 of the Stock Purchase Agreement is amended by adding the following sentence at the end of such provision:

         "Notwithstanding the foregoing, when the certificate representing the Shares is delivered to Buyer, it shall contain the following legend:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, ENCUMBERED, HYPOTHECATED, OR OTHERWISE DISPOSED OF UNTIL THE COMPANY HAS PAID IN FULL: (i) THAT CERTAIN SUBORDINATED SURPLUS CONTRIBUTION NOTE, IN THE ORIGINAL PRINCIPAL AMOUNT OF SEVEN HUNDRED THOUSAND DOLLARS ($700,000), DATED AS OF SEPTEMBER 30, 1998, EXECUTED BY PACIFICARE OF UTAH, INC. TO THE ORDER OF PACIFICARE HEALTH SYSTEMS, INC., OR ANY OTHER PROMISSORY NOTE, AGREEMENT, OR INSTRUMENT WHICH AMENDS, RESTATES, CONSOLIDATES, SUBSTITUTES FOR, REPLACES, OR SUPERSEDES SAID ORIGINAL SUBORDINATED SURPLUS CONTRIBUTION NOTE; AND (ii) THAT CERTAIN SUBORDINATED SURPLUS CONTRIBUTION NOTE, IN THE ORIGINAL PRINCIPAL AMOUNT OF FIVE HUNDRED THOUSAND DOLLARS ($500,000), DATED AS OF SEPTEMBER 30, 1998, EXECUTED BY PACIFICARE OF UTAH, INC. TO THE ORDER OF ELAN HEALTH PARTNERS LLC, OR ANY OTHER PROMISSORY NOTE, AGREEMENT, OR INSTRUMENT WHICH AMENDS, RESTATES, CONSOLIDATES, SUBSTITUTES FOR, REPLACES, OR SUPERSEDES SAID ORIGINAL SUBORDINATED SURPLUS CONTRIBUTION NOTE."

         The above legend also shall appear on all unissued share certificates."

            1.11 Section 5.7 of the Stock Purchase Agreement is amended by deleting the second sentence thereof in its entirety.

            1.12 Section 8.2 of the Stock Purchase Agreement is amended by deleting Paragraph (f) in its entirety and substituting the following paragraph therefor:



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                  "(f) Resignation of the Company's Officers and Directors. The
         written resignations of all of the officers and members of the Board of Directors of the Company, effective on or before the Closing Date, except for the resignation of Irene Sweeney from the Board of Directors; provided, however, that, before the Closing, Irene Sweeney shall have been removed from the Board of Directors by an action of the sole shareholder of the Company."

            1.13 Section 8.2 of the Stock Purchase Agreement is amended by adding a new Paragraph (g) as follows:

                  "(g) The Deposit. (i) The Deposit shall be delivered to the Company for the benefit and the account of Buyer and for the purpose of funding the Elan Subordinated Loan; and (ii) the interest which has accrued on the Deposit at the Interest Rate from the date of the Deposit's receipt by Seller through the date of the Deposit's delivery to the Company shall be paid to Buyer."

            1.14 Section 10.5 of the Stock Purchase Agreement is amended by deleting the phrase "Accounts Receivable" in clause (ii) thereof and substituting the phrase "Selected Accounts Receivable" therefor.

            1.15 Article 10 of the Stock Purchase Agreement is amended by adding a new Section 10.11 as follows:

                  "10.11 Buyer's Cooperation. Buyer shall use reasonable good faith efforts, and shall cause the Company to use reasonable good faith efforts to, cooperate with Seller in the resolution or other disposition of any Excluded Liabilities or other matters pertaining to the pre-closing operations of the Company for which Seller has assumed financial or other responsibility under the terms of this Agreement. Buyer shall use reasonable good faith efforts to cause the Company to make available reasonable resources and personnel to assist Seller in the resolution or disposition of all such matters. In the event that the Company receives cash payment on any receivables (including refunds) or other outstanding amounts which are Excluded Assets, Buyer shall cause the Company to remit such payments or amounts to Seller, without deduction or offset of any kind. In addition, Buyer acknowledges that Seller may be entitled to certain refunds resulting from overpayments to specialist Providers (the "Specialist Overpayments") and that Seller shall be entitled to any refunds or other amounts, if any, which are recoverable in respect to the disposition of the Incurred Claims, including, without limitation, refunds owed to the Company by Providers, amounts recoverable from voided checks or stop payment orders, amounts recoverable due to the



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         Company's subrogation rights, and amounts recoverable from Third
         Parties as a result of coordination of benefits. Buyer shall cause any cash amounts which are received or recovered by, or in the name of, the Company in respect to the Specialist Overpayments or other items referenced in the foregoing sentence in respect of the Incurred Claims to be remitted to Seller, without deduction or offset of any kind. Buyer shall cause the Company to use reasonable good faith efforts to cooperate in the collection of Specialist Overpayments. If Seller requests Buyer to cause the Company to deduct and offset any Specialist Overpayments from payments which will become due to these specialist Providers from the Company after Closing, then Buyer shall reasonably consider such request, based upon the information then available to Buyer and the Company (including the effect, in Buyer's reasonable judgement, that taking such action will have upon Buyer's relationships with the applicable specialist Providers), and make a reasonable determination of the appropriateness of taking such action. In the event that Buyer does cause the Company to offset and deduct the Specialist Overpayments from amounts owed to these specialist Providers by the Company, then the Company shall promptly remit any deducted or offset Specialist Overpayment to Seller, less twenty percent (20%) of such deducted or offset Specialist Overpayment which the Company is entitled to retain."

            1.16 Article 10 of the Stock Purchase Agreement is amended by adding a new Section 10.12 as follows:

                  "10.12 Irene Sweeney Consideration. Buyer shall cause the Company to honor the contractual arrangements, if any, which the Company may have with Irene Sweeney, as disclosed in the Action by Written Consent of Ad Hoc Committee of Employee Directors of the Board of Directors of FHP International Corporation, effective on or about July 1, 1994, that survive the Closing and her removal from the Company's Board of Directors, including rights that Ms. Sweeney may have to continuation of health or other benefits of the Company. In the event that the Company determines that Ms. Sweeney shall continue to receive a cash stipend after the Closing and after her removal from the Company's Board of Directors, then Seller shall reimburse the Company for the cash stipend paid to Ms. Sweneey during the twenty-four (24) month period following the Closing."

                  1.17 Section 11.2(b) of the Stock Purchase Agreement is amended by deleting clause (i)(b) in its entirety and substituting the following clause therefor:

         "(b) Claims arising from the operations of the Company after the Closing Date, including from the Company's failure to pay, as and when due, the Included Liabilities and including the Company's use after the




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         Closing Date of software systems or applications (including off-the-shelf or shrink-wrap software) which are licensed to the Company in violation of applicable license agreements;"

            1.18 Section 11.3(b) of the Stock Purchase Agreement is amended by deleting the first sentence thereof and substituting the following provisions therefor:

         "In conjunction with the OPM Indemnification and in consideration thereof, the Company agrees to assign to Seller or PHS the right to receive and the power to pursue any amount which may be payable by FEHBP to the Company as a result of (i) an overpayment by the Company to FEHBP relating to an OPM Defective Price which relates to the OPM Indemnification Period, (ii) an overpayment to the OPM contingency fund which relates to the OPM Indemnification Period, (iii) an overpayment determined as a result of a voluntary rate reconciliation which relates to the OPM Indemnification Period, or (iv) any other type of overpayment determined to have been made to the FEHBP which relates to the OPM Indemnification Period (the "OPM Assignment"). To effect the OPM Assignment, the Company shall execute the OPM Assignment Agreement prior to, or contemporaneously with, the Closing."

         2. Capitalized Terms. Any capitalized terms used in this Second Amendment which are not defined herein shall have the meanings ascribed to those terms in the Stock Purchase Agreement.

         3. Effect of this Second Amendment. The amendment to Section 2.2(a) contained in this Second Amendment shall supersede the amendment to Section 2.2(a) contained in the First Amendment. Except as amended by the First Amendment and this Second Amendment, the Stock Purchase Agreement shall not be further amended, modified, or revised and the Stock Purchase Agreement, as hereby and heretofore amended, shall continue in full force and effect and shall be enforced in accordance with its terms and conditions. The Stock Purchase Agreement may only be further amended, modified, revised, or supplemented by a dated written instrument executed by Buyer and Seller.

         4. Integrated Agreement. This Second Amendment constitutes the final written integrated expression of all of the agreements between Buyer and Seller with respect to those matters addressed herein and is a complete and exclusive statement of those terms. This Second Amendment supersedes all prior or contemporaneous, written or oral, memoranda, arrangements, contracts, and understandings between



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Buyer and Seller relating to the subjects addressed herein. Any representations, promises, warranties, or statements made by any party which differ in any way from the terms of this Second Amendment shall be given no force or effect.

         5. Severability. In the event that any provision in this Second Amendment shall be found by a court or Governmental Authority of competent jurisdiction to be invalid, illegal, or unenforceable, such provision shall be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal, or unenforceable, and the validity, legality, and enforceability of the remaining provisions of this Second Amendment shall not in any way be affected or impaired thereby.

         6. Governing Law. This Second Amendment shall be governed by and construed in accordance with the internal laws of the State of Utah and Federal law where state law is pre-empted or applicable, without regard to principles of conflicts of law.

         7. Successors and Assigns. This Second Amendment shall be binding upon the parities hereto and their respective successors, successors-in-interest, transferees, and assigns. However, Buyer may not assign its rights or delegate its duties or obligations under this Second Amendment, whether voluntarily, involuntarily, or by operation of law, without the prior written consent of Seller.

         8. Counterparts. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same agreement

         IN WITNESS WHEREOF, Buyer and Seller have executed this Second Amendment as of the date first written above.

BUYER:                                 ELAN HEALTH PARTNERS LLC,
                                       a Utah limited liability company


                                       By: /s/ VAL H. CHRISTENSEN
                                           ------------------------------------
                                       Title: Manager
                                              ---------------------------------

SELLER:                                PACIFICARE HEALTH PLAN ADMINISTRATORS,
                                       INC., Indiana corporation



                                       By: /s/ JEFF FOLICK
                                           ------------------------------------
                                       Title: President
                                              ---------------------------------



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